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NEWS RELEASE


Federal Screw Works reports net sales of $19,968,000 for the first quarter ended September 30, 2004, compared to net sales of $20,387,000 for the quarter ended September 30 of the prior year. The Company incurred a net loss of $1,003,000 for the quarter ended September 30, 2004, or $(0.71) per share, compared to net earnings of $12,000, or $0.01 per share, in the prior year.

The Board of Directors today declared a regular quarterly cash dividend of $0.10 per share to be paid January 4, 2005, to shareholders of record December 1, 2004.




OCTOBER 28, 2004


Contact:

W. T. ZurSchmiede, Jr.
Chairman and CFO
586-443-4152